Exhibit 23.5

June 24, 2011

The Board of Directors

Cathay Industrial Biotech Ltd.

3F, Building 5, 1690 Cailun Road

Zhangjiang High-tech Park

Shanghai 201203, PRC

Dear Sirs:

CONSENT TO ACT AS DIRECTOR OF CATHAY INDUSTRIAL BIOTECH LTD. (THE “COMPANY”)

I hereby confirm my consent to act as a director of the Company with effect upon the commencement of the trading of the Company’s American depositary shares representing its ordinary shares on the NASDAQ Stock Market LLC until my resignation or removal or disqualification in accordance with the articles of association of the Company.

Yours faithfully

/s/ Sean Shao
Director

Sean Shao